Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment to Registration Statement No. 002-24389 on Form N-1A of our reports dated March 12, 2024 relating to the financial statements and financial highlights of Fidelity Mid Cap Value K6 Fund, Fidelity Series All-Sector Equity Fund, and Fidelity Series Value Discovery Fund and our report dated March 13, 2024, relating to the financial statements and financial highlights of Fidelity Equity-Income K6 Fund,  each a fund of Fidelity Devonshire Trust, appearing in the Annual Reports on Form N-CSR of Fidelity Devonshire Trust for the year ended January 31, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 20, 2024